UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12
Philadelphia Consolidated Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Philadelphia Consolidated Holding Corp. is posting on its internal website today the following transcript of a webcast for employees and preferred agents that was held on July 23, 2008.

Philadelphia Consolidated Holding Corp.
Corporate Speakers
•	James J. Maguire Philadelphia Consolidated Holding Corp. President, CEO
PRESENTATION
Operator: Good day, ladies and gentlemen, and welcome to the Philadelphia Insurance Companies discussion of the merger with Tokio Marine Holdings. My name is Chantilly and I will be your facilitator for today’s call. At this time, all participants are in a listen-only mode.
(OPERATOR INSTRUCTIONS)
I would now like to turn the call over to your host for today, Mr. James J. Maguire, Jr., President and CEO. Please proceed, sir.
James J. Maguire: Thank you very much and good morning, everyone. Today is a historic day for Philadelphia Insurance Companies, and as Sumi-san, the CEO of Tokio Marine Group said this morning at our 6.00 a.m. conference call in Japan, it’s an epic day. And I think it’s a very, very good day for employees, agents, preferred agents and those of you listening in on the webcast and by phone.
I’m going to go through our partnership with Tokio Marine Holdings, talk a little bit about the transaction that was announced early this morning. We’ve posted some materials on our website, specifically, the announcement that was made has been publicly made this morning.
For our employees and our preferred agents, we sent out letters from myself and our chairman along with FAQs. And hopefully the FAQs, the frequently asked questions documents, can answer many of your questions — since we’re not going to be taking questions on this webcast because of the number of participants, the FAQs are designed to answer a lot of your questions up front.
But if you should have any questions following the presentation, Joe Barnholt, who is our assistant vice president of investor relations, his information is contained in this presentation. And you can either call Joe or you can email him with your questions, and he’ll be happy to get back to you with the correct responses.
We also announced our second quarter earnings today, which I’m not going to go through, but suffice to say that we continue to perform very well and we had very good growth in the quarter, very good profitability. And this is in keeping with the PHLY culture.
Finally, I just want to thank our IT staff for coordinating this webcast. We’ve made a lot of — we’ve had to shuffle a lot of things around very quickly to make this happen. We’ve opened it up now to all agents, not just preferred agents, as well as our employees and other people in the public domain, so a great job by our IT staff to make this happen.
Moving to page two of the presentation, for those of you that are following along, the agenda for today’s webcast is to talk about the announcement that we made at the 3.30 a.m. release to give you a little bit of background about Tokio Marine Holdings.
They’re a very interesting company. They’re very similar to Philadelphia Insurance Companies. It’s a great partnership that’s fully endorsed by our chairman, myself, our executive management team, and we think it’s going to give us the opportunity to take the Company to the next level.
We’ll talk about the combined company and what this means from a financial perspective for both Philly and Tokio Marine Holdings, and then I’ll make some closing remarks to summarize the transaction.
Page three, today’s announcement. As I mentioned, it was released at 3.30 a.m. Moving to page four, the announcement today is, as I said, a historic announcement by Tokio Marine Holdings to acquire 100% of the stock of Philadelphia

Insurance Companies. We still need regulatory approval from our Pennsylvania Department of Insurance and from the Florida Office of Insurance Regulation, which we anticipate to receive over the next 60 to 90 days.
Following that approval, the closing date is estimated to be sometime in the early fourth quarter of this year. And at that time we’ll become a subsidiary of Tokio Marine and Nichido Fire Insurance Company, which is a member of Tokio Marine Holdings.
Tokio Marine and Nichido Fire carry an A++ rating from A.M. Best. They carry a AA rating from S&P. So, it’s a very strong company, and we’re very fortunate to have the financial backing of Tokio Marine Holdings. It creates an upside for our employees and agents, since both of our businesses are highly complementary with little overlap.
Tokio Marine has a very small presence in the United States right now. They were looking for a platform that provided significant organic growth, very good profitability, and the highest quality people in the business. And when they surveyed the landscape of specialty insurance companies, Philadelphia Insurance Company came up as number one on their list, and I’m not surprised.
We’re going to be their platform for U.S. growth, and once we continue to grow and penetrate our markets further, we’re going to be looking across our borders, specifically into Canada, then South America and ultimately into Europe to grow and take our business model overseas.
This provides a significant strategic opportunity for us to grow our business. We want to grow organically first and foremost. We want to increase our market share in the existing products that we do business, and this partnership is going to give us the ability to develop a lot of new products as well.
It’ll help us with our tactical growth strategy. And our employees know that we have a tactical growth strategy where we’re looking to supplement our organic growth with acquisitions of renewal rights fields, book rollovers, and the financial backing of Tokio Marine is going to enable us to accomplish that. And then lastly, moving into Canada and South America and Europe, as I mentioned.
Page five, some of the details of the transaction terms. It’s an all-cash acquisition of 100% of Philly’s outstanding shares. And I should point out that this acquisition is the largest acquisition in the insurance space by a Japanese company ever. So, this is a landmark acquisition. It’s an historic occasion. We are the largest acquisition made by a Japanese company — Japanese insurance company ever.
The consideration per share at $61.50. Some of the details of the transaction, we’re entering into employment agreements with the management team. These employment agreements will assure that we remain on, and we desire to remain onboard to take this Company to the next level.
We’ve got some voting approval. We have achieved voting approval from the family, our shareholders, and named executive officers in advance of the deal. So, approximately 18% to 20% of the stock has already been voted in favor of the deal.
And there’s also a substantial investment in Tokio Marine stock by our chairman, myself, and the executive management team because we believe this is an excellent opportunity for our Company.
The aggregate consideration for the deal, $4.7 billion. As I mentioned, we expect to close it in the fourth quarter of 2008, and it’s subject to regulatory approvals and our shareholders’ approval, which we’ll conduct later this year.
Page six, a little bit about Tokio Marine Holdings. We began speaking with Tokio Marine back in February, and we’ve had several meetings with their management team and with their top people, both here in Philadelphia and overseas in Tokyo.
And they’re a very genuine group of professionals — insurance professionals. They share similar values and a similar business philosophy to Philadelphia Insurance Companies, very professional, disciplined, and team-oriented. And I think we’re very fortunate to have them as partners.

Moving to slide seven, they’re a leading Tokyo based global insurer. They’re publicly traded on the Tokyo and Osaka Exchanges. They’re licensed in over 40 countries, so they do have a presence outside the United States, a significant presence in Europe, South America, and Asia. And they’ve had a — and also in the UK.
They’ve had a mission to try to move into the United States market for some time, and we’ve been able to successfully negotiate that with them. They have outstanding credit quality and financial strength, and they have over $25 billion of shareholders equity.
I mentioned Tokio Marine Nichido Fire, which is the main operating subsidiary of the Tokio Marine Group. They’re the oldest and largest property casualty insurer in Japan, and they’re the 13th largest insurance company worldwide. And they were founded in 1879.
So, they have a very longstanding history in insurance, they’re very well entrenched, and that comes through in meeting their people. They have a lot of underwriting discipline. They have a lot of respect for each other and for the business that we’re in, so I think this is an excellent partnership that we have with Tokio.
Moving to page eight, besides some of the financial information of Tokio Marine, $102 billion of assets — I’m sorry, $172 billion of assets, so clearly a very, very large organization. They have just under $19 billion of net written premium, and that’s grown over the last five years.
Page nine, the transaction rationale from Tokio’s perspective. As I mentioned, they’ve wanted to move into the U.S. This is the largest insurance market in the world with approximately $500 billion of premium potential. So, they’ve wanted to move into the U.S., and they’ve looked — been looking for a very good platform to expand their operations, and Philly is that platform.
They also want to take a stronger position in the international market. They recently announced an acquisition with Kiln, which is a London based insurer and reinsurer. So we’re looking forward to developing some synergies with their operation in London in terms of product overlap and cross-selling maybe some of their products here in the U.S. and in Canada.
Page 10, I’ve talked about our values in the culture and the business philosophy of our two organizations. Both companies are best-in-breed insurers. Both have a customer-focused approach to doing business. We’re very service-oriented. We have a disciplined approach to underwriting. And anyone that knows Philly knows that we’re disciplined from an underwriting perspective, having consistently low combined ratios, and Tokio Marine shares that value.
They have a proactive approach to marketing and were very intrigued by our ability to introduce new products and to penetrate our existing markets. So, one of the key things that we’re going to be charged with going forward is to continue to grow our new products.
And we’ve been on the cutting edge of introducing new products. We’re going to solicit our preferred agents, our agents, our employees for new product ideas and new ways we can compete in existing markets because this is something we want to do going forward with Tokio Marine.
They have a focus on long-term growth and profitability, and they are highly motivated also with a team-oriented approach to the way they run their business. Growing its management team is going to play a key role in the combined international operations.
We’ve set up a strategic committee — an international strategic committee to look at synergies between ourselves, Tokio Marine in Japan and Kiln and their other operations outside of Japan. Our chairman is going to sit on that strategic committee initially with the CEO of Tokio Marine and the CEO of Kiln. And obviously I’ll be participating as well to explore the synergies among our organizations.
And then immediately we’re going to explore the Canadian market, most notably for our outdoor guides and outfitters product, a Gillingham products if you will, and our nonprofit social service products. So, we’re in a mode here where we’re going to try to expand our operations, both in the U.S. and across the border initially in Canada.
Moving to page 12, the combined company. Philly is stronger and positioned for growth. We have the financial backing of $172 billion of assets and $25 billion of equity. We have an expanded risk appetite in our niches as well.

Because we’re no longer going to be a public company and we don’t have to manage profitability from quarter to quarter, we can now take a longer-term view towards profitability. And what that means is re-looking at the way we write business.
The underwriting guidelines will change as a result of this acquisition, and our risk appetite is going to change also. All these things are positive for our employees, and they’re positive for our producers.
We’re looking at the potential increased limit capability for our larger accounts, and we anticipate that reinsurance synergies will exist between ourselves and Tokio Marine, which is going to mean increased profitability.
We’ll be a potential for opportunistic growth, and I think everyone on this call is going to be charged with taking this Company to the next level as a result of our partnership. We have one of the best distribution networks in the country among all of our peer insurance companies, and it’s a great opportunity for us to take it to the next level to try to grow all of our products more than we’ve grown in the past.
We have Tokio Marine’s capital and financial strength, which means that we potentially will be upgraded by A.M. Best to A++, potentially be upgraded by S&P and Moody’s to AA and AA2. So, we’re going to have the strongest ratings in the industry to compete. Then lastly, we’ll have an expanded international presence, as I mentioned, in Canada, South America, and ultimately Europe.
Page 13, the combined company means business as usual. So, for our agents that are listening in and our preferred agents, nothing’s changing. As a matter of fact, things are going to get better. We’re going to offer a lot more in the way of products, and, as I mentioned, from an underwriting appetite we’re going to be able to provide some more flexibility from an underwriting perspective. All these things are good for you, our producers.
We’re going to solicit your ideas on exploring new ways to grow because we’re looking to grow, we’re looking to continue to have the same profitability that we’ve had historically, and we’re going to need your help and your assistance in accomplishing that.
From an employee perspective, the benefits, the insurance along with day-to-day responsibilities are going to remain unchanged. Preferred agent compensation, including our profit sharing, remains unchanged. And our growth and profitability goals are going to be consistent after the transaction is completed in the fourth quarter of 2008.
As I mentioned, we’re going to be stronger. The Philly brand is stronger as a result of this partnership. An A++ A.M. Best rating is likely, a AA S&P rated parent company means a strong financial backing for us to help weather the soft market cycles and to be more competitive in the niches that we compete in.
We now have 56 offices across the country. Tokio Marine has nine offices in the U.S., but we have 47. The total employees total 1,940 employees. Tokio Marine currently has 470 employees across the United States. So, there’s going to be some good synergy and there’s going to be some good complementary teamwork working with the Tokio Marine people in offices across the country.
Page 14, the net written premium for Philly, $1.5 billion with approximately 1400 employees. Kiln, which is their London based insurance/reinsurance operation, writes approximately $565 million of net written premiums and 380 employees.
So, this is going to give the Tokio Marine Group scale outside of Japan with just under $5.5 billion of net written premium, overseas employees just under 10,000, that’s worldwide outside of Japan, and operation in roughly 36 countries in 260 offices.
Page 15, the net written premium after the deal is closed implies $5.6 billion of net written premium, when you include Philly, and $667 million of adjusted earnings whereby we represent approximately half of their earnings outside of Japan. So, we’re clearly a significant part of Tokio Marine’s operations outside of Japan.
Page 16, opportunistic growth. That is the main thrust of what Tokio Marine is trying to accomplish here, and through their superior credit ratings and financial strength, this is going to help Philly become better and take it to the next level. We’re going to be able to introduce more new products, which means increased organic growth.

We’re going to be able to accelerate acquisition of our books of business, the tactical growth, renewal rights deals as a result of their backing. We’re going to relook at our reinsurance structure and reinsurance treaties because utilizing Tokio Marine could mean higher net retentions where it makes sense, which could lead to increased profitability.
And a new, efficient management of our CAT risks and PMLs. Now that we’re part of a bigger organization, we can spread our CAT risks more. We can manage our probable maximum loses better as a result of being backed by a large parent. And this implies more and more creative premium and underwriting in areas that historically we may have shied away from.
At the bottom of this slide you can see the ratings by S&P, Moody’s and A.M. Best of the Tokio Marine subsidiaries and Philly. The combination of Philly and Kiln is going to give Tokio Marine superior strength outside Japan, and I think that has been a strategic mission of Mr. Sumi, who’s the CEO of Tokio Marine, for some time now.
Kiln is a best-of-breed insurer in the UK. Philly is a best-of-breed insurer in the United States. And the International Strategic Committee is going to bring all these three components together to maximize the strengths of each of the individual companies.
Page 18, next step is integration. Philly and our partners, we need to continue to execute on our strategy of delivering high quality products and services to our targeted markets. That’s not going to change. That’s a core competency, that’s a core strategy of our Company, and we need to keep that in place and move forward. That’s a big part of what we’re going to need to do going forward.
Philly, our employees and partners become the U.S. platform for Tokio Marine Holdings with the consistent growth and profitability goals that we’ve had historically. We now have an access to — have access to a wealth of international resources, allowing for immediate entry into our Canadian neighbors’ markets. And we’ve already begun to have discussions with Tokio Marine about having meetings in Toronto to begin to explore moving into that market.
And then lastly, we’re going to explore business opportunities with Tokio Marine’s U.S. operations outside the U.S. operation with a goal of cross-selling her customers. Most of the U.S. customers that Tokio Marine currently writes are Japanese companies. There may be some overlap, there may be some cross-selling opportunities with those clients. And to the extent that those exist, we’re going to take advantage of those.
Closing remarks on page 20. It’s an exciting opportunity for Philly. We have a strong financial partner that’s going to facilitate growth in our current product lines and the new product lines. We now have the financial muscle behind us so that when we come up against a Travelers, or a Chubb, or an AIG, we now have $170 billion of assets behind us.
We have the A++ A.M. Best rating, we have the AA S&P rating — most likely will have that — to compete with these large insurance companies. We’re going to have an enhanced appetite for growth through book rollovers and renewal rights transactions. This is our tactical growth initiative, and Tokio Marine is 100% behind us with this initiative.
It’s business as usual. There’s no changes to our operating business model for our employees, for our preferred agents, or our agents. If anything, we want to take this to the next level. So, there’s nothing that we can’t do. The sky’s the limit now that we have the backing of this big, large, financially strong partner.
And we’re strengthening our brand. Now that we have 56 offices across the country, nearly 2,000 employees in the U.S., we’re stronger and we’re better now than we’ve ever been. Lastly, we have the opportunity to expand across our borders by — and our goal here is to become the premier, the preeminent global specialty insurance company.
I think I speak on behalf of our Board of Directors and our senior management here when I say we’re very excited about the opportunity. It’s a great opportunity for us to take this Company to the next level, to grow here in the U.S. and outside the U.S., and we’re fortunate to have a premier partner in the way of Tokio Marine Holdings Group.
That concludes the webcast for this morning. As I mentioned, you can send emails or you may call Joe Barnholt with additional questions. Joe will pass the questions onto myself and the management team here, and we’ll get back to you as quickly as possible.

But again, I think this is an historic day. It’s an epic day for Tokio Marine and for Philadelphia Insurance Companies, and I know I speak for everyone when I say we’re very excited to have them as partners. Thank you very much.
Operator: Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

Additional Information and Where to Find It
This communication may be deemed solicitation material in respect of the proposed acquisition of PHLY by Tokio Marine. In connection with the proposed acquisition, PHLY intends to file relevant materials with the SEC, including PHLY’s proxy statement on Schedule 14A. WE URGE SHAREHOLDERS OF PHLY TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, INCLUDING PHLY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain copies of the proxy statement (when available) as well as other filed documents containing information about PHLY free of charge at the SEC’s web site, http://www.sec.gov, and shareholders of PHLY will receive information at an appropriate time on how to obtain transaction-related documents for free from PHLY. Such documents are not currently available. Free copies of PHLY’s SEC filings are also available from PHLY, One Bala Plaza, Suite 100, Bala Cynwyd, PA 19004, Attention: Joseph Barnholt.
Participants in the Solicitation
PHLY, and its directors and executive officers, and Tokio Marine, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of PHLY’s common stock in respect of the proposed transaction. Information about PHLY’s directors and executive officers is set forth in the proxy statement for PHLY’s 2008 Annual Meeting of Shareholders, which was filed with the SEC on April 15, 2008. Information about the directors and executive officers of Tokio Marine is set forth in its Schedule 13D filing with the SEC with respect to PHLY’s shares. Shareholders and investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.
Forward-Looking Statements
Statements included in this communication that are not historical facts are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations as to the completion of the Merger and the other transactions contemplated by the Merger Agreement. Forward-looking statements are based on our current expectations and beliefs concerning future events and involve risks, uncertainties and assumptions. The factors that could cause actual results to differ materially include, in addition to Risk Factors referred to in filings made with the Securities and Exchange Commission (“SEC”), the following: operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at PHLY; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties may not be able to meet expectations regarding the timing, completion and accounting and tax treatments of the merger. PHLY and Tokio Marine assume no obligation to, and expressly disclaim any obligation, to update the information in this release, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.